Exhibit 99.1

News Release

Weatherford Reports Fourth Quarter 2018 Results

BAAR, SWITZERLAND, February 1, 2019 - Weatherford International plc (NYSE: WFT) reported a net loss of $2.1 billion, or a loss of $2.10 per share, for the fourth quarter of 2018. This compares to a net loss of $1.9 billion, or a loss of $1.95 per share, for the fourth quarter of 2017.

The non-GAAP net loss for the fourth quarter of 2018 was $140 million, or $0.14 diluted loss per share. This compares to a $103 million non-GAAP net loss in the prior quarter, or $0.10 diluted loss per share, and a $329 million non-GAAP net loss for the fourth quarter of 2017, or $0.33 diluted loss per share. The fourth quarter 2018 non-GAAP amounts exclude net charges recognized during the quarter of $2.0 billion, primarily consisting of a non-cash write-off of a significant portion of the Company’s goodwill balance, totaling $1.9 billion. A reconciliation of GAAP to non-GAAP financial measures is included in this release.

Significant Highlights

•	Excluding the impacts resulting from the sale of the land drilling rigs in Kuwait and Saudi Arabia, increased revenues by approximately 1% compared to the third quarter of 2018.

•	Increased fourth quarter 2018 segment operating income by $185 million on a year-over-year basis. For the full year 2018, increased segment operating income by $579 million compared to 2017 results.

•	Generated net cash from operating activities of $105 million and free cash flow of $65 million during the quarter.

•	Achieved targeted annualized recurring transformation benefits of approximately $400 million, which represents 40% of the total transformation target.

•	Completed two of the closings from the previously announced land drilling rigs divestiture for gross proceeds of $216 million.

•	Signed a definitive agreement to divest the surface data logging business for $50 million in cash.

•	Decreased nonproductive time by 22% on a year-over-year basis, exceeding the annual target and representing the fourth consecutive year of improvement.

Revenues in the fourth quarter of 2018 were $1.4 billion, essentially flat with revenues recognized in the prior quarter and a modest decrease from the $1.5 billion of revenues reported for the fourth quarter of 2017. Sequentially, increases in integrated service project revenues and higher product sales in Latin America and the Eastern Hemisphere were offset by decreased revenues associated with the divestment of the international land rigs and lower activity levels in Canada.

On a year-over-year basis, higher revenues associated with integrated service projects and product sales in Latin America were offset by lower year-end product sales in the Eastern Hemisphere and decreased revenues associated with the divested land drilling rigs in the Middle East and pressure pumping assets in the United States.

Operating loss for the fourth quarter of 2018 was $2.0 billion. Segment operating income in the fourth quarter of 2018 was $102 million, down $14 million, or 12% sequentially, but up $185 million year-over-year.

The sequential decrease in segment operating income was driven primarily by a provision for a litigation settlement in the United States and increased amortization related to digital solutions and cloud-based infrastructure. This was offset by product sales in Latin America and the Eastern Hemisphere and higher margins across all product lines on reduced costs and improved efficiencies as a result of the transformation efforts.

Year-over-year segment operating income increase was driven by improved efficiencies and reduced expenses as a result of the transformation processes. Further, negative impacts from exceptional operating items in both hemispheres and low-margin product sales realized in 2017 did not repeat in 2018.

In the quarter, Weatherford recorded pre-tax charges of $2.0 billion, primarily consisting of a $1.9 billion write-off of a significant portion of the Company’s goodwill balance. In addition, the Company also recorded $79 million in impairments and asset write-downs, $36 million in restructuring and transformation charges, and $4 million in currency devaluation charges, partially offset by a $3 million credit related to the fair value adjustment of the outstanding warrant.

In the fourth quarter of 2018, incremental recurring benefits as a result of the transformation plan were approximately $25 million. The total recurring transformation benefits recognized through the fourth quarter were nearly $100 million, or $400 million on an annualized basis, which represents 40% of the $1 billion target.

Mark A. McCollum, President and Chief Executive Officer, commented, “Our adjusted earnings and adjusted EBITDA during the fourth quarter exceeded our forecasts despite rapidly declining oil prices. Our ability to generate better than expected operating results and free cash flow is a testament to the progress we continue to make on our transformation plan and the positive structural changes we have made to our company over the past year. For the full year, we grew adjusted EBITDA by over $330 million, or 80% compared to 2017 levels. Based on the work we have completed on specific transformation initiatives, we continue to believe that we can achieve our $1 billion incremental EBITDA run rate goal by year-end 2019.”

“We achieved positive operating cash flow during the quarter and further enhanced our liquidity as we closed the first two tranches of our international land drilling rig sale. Our year-end liquidity position of over $900 million and the recent announcements regarding the divestiture of our laboratory services and surface data logging businesses will continue to improve our net debt position as we move through 2019, giving us sufficient liquidity to continue to execute on our strategic initiatives and pay down our near-term maturities.”

Cash Flow
Net cash provided by operating activities was $105 million for the fourth quarter of 2018, driven by a decrease in working capital and a decrease in cash payments for debt interest, offset by $34 million for cash severance, restructuring, and transformation costs. Fourth quarter total capital expenditures of $76 million, including investments in held-for-sale land drilling rigs, increased by $21 million, or 38% sequentially, and decreased by $2 million, or 3% from the same quarter in the prior year.

Operating Segments

	Three Months Ended			Change
(In Millions)	12/31/2018	9/30/2018	12/31/2017	Sequential		YoY
Western Hemisphere
Revenues	$776	$762	$759	2%		2%
Segment Operating Income (Loss)	$56	$78	$(35)	(28)%		260%
Segment Operating Margin	7.2%	10.2%	(4.6)%	(300)	bps	1,180	bps

Eastern Hemisphere
Revenues	$653	$682	$731	(4)%		(11)%
Segment Operating Income (Loss)	$46	$38	$(48)	21%		196%
Segment Operating Margin	7.0%	5.6%	(6.6)%	140	bps	1,360	bps

Western Hemisphere

Fourth quarter revenues of $776 million were up $14 million, or 2% sequentially, and up $17 million, or 2% year-over-year. Compared to the third quarter of 2018, revenues increased for integrated service projects and fourth quarter product sales in Latin America but were offset by lower activity levels in Canada. Year-over-year revenue increases from integrated service projects in Latin America and managed pressure drilling services in the United States were offset by lower activity levels in Canada and the sale of pressure pumping assets in the United States in the fourth quarter of 2017.

Fourth quarter segment operating income of $56 million was down $22 million sequentially and up $91 million year-over-year. The sequential decrease was the result of a provision for a litigation settlement in the United States this quarter and negative impacts from the reduced activity levels in Canada. The year-over-year improvement was driven by higher integrated service projects activity in Latin America and the positive impacts from our transformation efforts, which overcame lower operating results in Canada and a negative foreign exchange impact in Latin America. In addition, certain operating charges realized during the fourth quarter of 2017 did not repeat this year.

Operational highlights in the Western Hemisphere during the quarter include:

•
A major operator in Colombia awarded Weatherford a four-year contract valued at $100 million for drilling and completion activities. The contract includes provision of drilling services, surface logging systems, managed pressure drilling, well construction, and completions.

•
Weatherford successfully deployed the Magnus® rotary steerable system (RSS) offshore for the first time. The RSS delivered the planned directional profile in two 8.5-inch sections, each in a single run in separate wells. Both sections were completed ahead of the customer’s planned timeline.

•
A Weatherford Integrated Services and Projects team with members from multiple disciplines – including flow assurance, formation evaluation, and completion design – developed a program for an unconventional onshore well in Mexico. The program resulted in oil production that exceeded expectations, which validated recovery of reserves in that developmental play.

•
In an offshore well, Weatherford installed a Renaissance® WDCL damaged-control-line repair system in two and a half days to replace a malfunctioning well-control barrier. Operated from the surface, the system helped to recover downhole safety valve functionality through a simple retrofit that did not affect productivity. This operation saved the customer a costly workover operation with additional savings in production estimated at $2.2 million.

•
A Canadian customer reached out to Weatherford to transfer a 45° well from progressive cavity pumping to rod lift. In response, engineers conceived and manufactured a unique pumping unit design that went from concept to final installation in just 10 months.

Eastern Hemisphere

Fourth quarter revenues of $653 million were down $29 million, or 4% sequentially and down $78 million, or 11% year-over-year. Sequential revenues declined in the Middle East associated with the completion of our land drilling rigs divestiture, offset by higher managed pressure drilling sales in Continental Europe and Production activity in the Middle East. Adjusting for the impact of the land rigs divestiture, revenues increased by approximately 1% sequentially. The year-over-year decrease was driven by a reduction of revenue associated with the completed closings of our land drilling rigs divestiture and lower Production product sales in the Middle East.

Fourth quarter segment operating income of $46 million was up $8 million sequentially and up $94 million year-over-year. The sequential improvement resulted from a favorable revenue mix in Continental Europe and Asia combined with cost savings and operational improvements from transformation initiatives. Compared to the fourth quarter of 2017, operating income improved as a result of the incremental benefits from our transformation program and the reduction of low-margin product sales.

Operational highlights in the Eastern Hemisphere during the quarter include:

•
Weatherford deployed the world’s first integrated single-trip completion solution known as the TR1P™ system in a deepwater well off the coast of West Africa. Compared to other identical wells previously completed in this field, the system reduced the total rig time to drill and complete the well by three days.

•
Using Vero® automated connection integrity, Weatherford made up more than 400 connections to OEM specifications for an operator in the Middle East. Vero technologies applied computer-controlled precision, which increased the consistency of makeup results, and streamlined equipment requirements, reducing rig-up and rig-down times by 50 percent.

•
ADNOC Offshore awarded Weatherford a $50 million contract to provide rental tools, pressure control equipment, and intervention services. Weatherford was selected for the contract in line with ADNOC’s In-Country Value strategy and commitment to engaging with and supporting the local private sector.

•
After considering four companies for a liner-hanger contract in the gas fields of Oman, an operator awarded Weatherford the largest share of the complex applications worth approximately $30 million. Following recently announced wins in the Middle East, this contract signals further strengthening of the Weatherford market position in the growing gas market in the region.

•
An operator in the United Kingdom awarded Weatherford three-year contracts for two exploration wells and 48 abandonments. The contracts involve managed pressure drilling, tubular running, drilling and rental tools, liner hangers, and fishing services.

•
Weatherford was awarded a project in Iraq for a new high-flow production product, the Weatherford Horizontal Pumping System, powered by Valiant. Four of these complete systems are scheduled for delivery in the first half of 2019.

Reclassifications

In 2018 we adopted pension accounting standards on a retrospective basis, reclassifying the presentation of non-service cost components of net periodic pension and post-retirement cost from operating income to non-operating Other Income (Expense), Net. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 80 countries and has a network of approximately 700 locations, including manufacturing, service, research and development and training facilities and employs approximately 26,500 people. For more information, visit http://www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on February 1, 2019, at 8:30 a.m. Eastern Time (ET), 7:30 a.m. Central Time (CT). Weatherford invites investors to listen to the call live and review related presentation materials via the Company’s website. Conference call details and presentation materials can be found at https://www.weatherford.com/en/investor-relations/investor-presentations. A recording of the conference call and transcript of the call will be available in the Investor Relations section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected efficiencies and cost savings associated with our transformation plans; completion of potential dispositions, continued compliance with NYSE listing standards, and the changes in spending or payment timing by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Revenues:
Western Hemisphere	$776	$759	$3,063	$2,937
Eastern Hemisphere	653	731	2,681	2,762
Total Revenues	1,429	1,490	5,744	5,699

Operating Loss:
Western Hemisphere	56	(35)	208	(113)
Eastern Hemisphere	46	(48)	119	(139)
Segment Operating Income (Loss)	102	(83)	327	(252)
Corporate Expenses	(29)	(36)	(130)	(130)
Goodwill Impairment	(1,917)	—	(1,917)	—
Restructuring and Transformation Charges	(36)	(43)	(126)	(183)
Other Charges, Net	(79)	(1,579)	(238)	(1,605)
Total Operating Loss	(1,959)	(1,741)	(2,084)	(2,170)

Other Income (Expense):
Interest Expense, Net	(157)	(152)	(614)	(579)
Bond Tender and Call Premium	—	—	(34)	—
Warrant Fair Value Adjustment	3	28	70	86
Currency Devaluation Charges	(4)	—	(49)	—
Other Income (Expense), Net	(25)	(7)	(46)	7
Net Loss Before Income Taxes	(2,142)	(1,872)	(2,757)	(2,656)

Income Tax Benefit (Provision)	46	(62)	(34)	(137)

Net Loss	(2,096)	(1,934)	(2,791)	(2,793)
Net Income Attributable to Noncontrolling Interests	7	4	20	20
Net Loss Attributable to Weatherford	$(2,103)	$(1,938)	$(2,811)	$(2,813)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(2.10)	$(1.95)	$(2.82)	$(2.84)

Weighted Average Shares Outstanding:
Basic & Diluted	1,001	993	997	990

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Revenues:
Western Hemisphere	$776	$762	$769	$756	$759
Eastern Hemisphere	653	682	679	667	731
Total Revenues	$1,429	$1,444	$1,448	$1,423	$1,490

	Three Months Ended
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Operating Loss:
Western Hemisphere	$56	$78	$50	$24	$(35)
Eastern Hemisphere	46	38	19	16	(48)
Segment Operating Income (Loss)	102	116	69	40	(83)
Corporate Expenses	(29)	(31)	(34)	(36)	(36)
Goodwill Impairment	(1,917)	—	—	—	—
Restructuring and Transformation Charges	(36)	(27)	(38)	(25)	(43)
Other Charges, Net	(79)	(71)	(70)	(18)	(1,579)
Total Operating Loss	$(1,959)	$(13)	$(73)	$(39)	$(1,741)

	Three Months Ended
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Product and Service Line (a) Revenues:
Production	$401	$383	$394	$381	$408
Completion	314	303	303	294	339
Drilling and Evaluation	369	357	341	358	349
Well Construction	345	401	410	390	394
Total Product and Service Line Revenues	$1,429	$1,444	$1,448	$1,423	$1,490

	Three Months Ended
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Depreciation and Amortization:
Western Hemisphere	$54	$46	$56	$60	$80
Eastern Hemisphere	82	81	84	86	109
Corporate	1	1	4	1	1
Total Depreciation and Amortization	$137	$128	$144	$147	$190

(a)
Production includes Artificial Lift Systems, Stimulation and Testing and Production Services. Completions includes Completion Systems, Liner Systems and Cementing Products. Drilling and Evaluation includes Drilling Services, Managed Pressure Drilling, Surface Logging Systems, Wireline Services and Reservoir Solutions. Well Construction includes Tubular Running Services, Intervention Services, Drilling Tools and Rental Equipment and Land Drilling Rigs.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Year Ended
	12/31/2018	9/30/2018	12/31/2017	12/31/2018	12/31/2017
Operating Income (Loss):
GAAP Operating Loss	$(1,959)	$(13)	$(1,741)	$(2,084)	$(2,170)
Goodwill Impairment (a)	1,917	—	—	1,917	—
Restructuring and Transformation Charges (b)	36	27	43	126	183
Impairments, Asset Write-Downs and Other (c) (d)	79	71	1,675	238	1,701
Gain from Disposition of U.S. Pressure Pumping and Pump-Down Perforating Assets	—	—	(96)	—	(96)
Operating Non-GAAP Adjustments	2,032	98	1,622	2,281	1,788
Non-GAAP Adjusted Operating Income (Loss)	$73	$85	$(119)	$197	$(382)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(2,142)	$(172)	$(1,872)	$(2,757)	$(2,656)
Operating Non-GAAP Adjustments	2,032	98	1,622	2,281	1,788
Bond Tender and Call Premium (e)	—	—	—	34	—
Warrant Fair Value Adjustment	(3)	(11)	(28)	(70)	(86)
Defined Benefit Pension Plan Gains (f)	—	—	—	—	(47)
Currency Devaluation Charges (g)	4	8	—	49	—
Non-GAAP Adjustments Before Taxes	$2,033	$95	$1,594	$2,294	$1,655
Non-GAAP Loss Before Income Taxes	$(109)	$(77)	$(278)	$(463)	$(1,001)

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$46	$(22)	$(62)	$(34)	$(137)
Tax Effect on Non-GAAP Adjustments	(70)	1	15	(70)	8
Non-GAAP Provision for Income Taxes	$(24)	$(21)	$(47)	$(104)	$(129)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(2,103)	$(199)	$(1,938)	$(2,811)	$(2,813)
Non-GAAP Adjustments, net of tax	1,963	96	1,609	2,224	1,663
Non-GAAP Net Loss	$(140)	$(103)	$(329)	$(587)	$(1,150)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(2.10)	$(0.20)	$(1.95)	$(2.82)	$(2.84)
Non-GAAP Adjustments, net of tax	1.96	0.10	1.62	2.23	1.68
Non-GAAP Diluted Loss per Share	$(0.14)	$(0.10)	$(0.33)	$(0.59)	$(1.16)

GAAP Effective Tax Rate (h)	2%	(12)%	(3)%	(1)%	(5)%
Non-GAAP Effective Tax Rate (i)	(23)%	(26)%	(16)%	(23)%	(13)%

(a)	Represents goodwill impairment of $1.9 billion based upon our annual fair value assessment of our business and assets.

(b)	Represents severance, transformation and facility exit costs in 2018 and 2017.

(c)
The fourth quarter of 2018 and year ended December 31, 2018, primarily included long-lived asset impairments, other asset write-downs and inventory charges primarily relate to land drilling rigs, partially offset by gains on purchase of the remaining interest in a joint venture, property sales and a reduction of a contingency reserve on a legacy contract.

(d)
The fourth quarter of 2017 and year ended December 31, 2017, primarily included impairments, asset write-downs and other of $934 million in long-lived asset impairments (of which $740 million relates to Land Drilling Rigs assets reclassified to held for sale), $434 million in inventory write-downs and $230 million in the write-down of Venezuelan receivables.

(e)	Represents a bond tender and call premium on the tender offer redemption of our 9.625% senior notes.

(f)
Represents the supplemental executive retirement plan gain that was reclassified from Operating Non-GAAP Adjustments to non-operating Other Income (Expense), Net upon retrospective adoption of the new pension accounting standards in the first quarter of 2018.

(g)	Represents currency devaluations of the Angolan kwanza and Venezuelan bolivar.

(h)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes and calculated in thousands.

(i)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA
(Unaudited)
(In Millions)

	Three Months Ended			Year Ended
	12/31/2018	9/30/2018	12/31/2017	12/31/2018	12/31/2017

Net Loss Attributable to Weatherford	$(2,103)	$(199)	$(1,938)	$(2,811)	$(2,813)
Net Income Attributable to Noncontrolling Interests	7	5	4	20	20
Net Loss	(2,096)	(194)	(1,934)	(2,791)	(2,793)
Interest Expense, Net	157	156	152	614	579
Income Tax (Benefit) Provision	(46)	22	62	34	137
Depreciation and Amortization	137	128	190	556	801
EBITDA	(1,848)	112	(1,530)	(1,587)	(1,276)

Other (Income) Expense Adjustments:
Goodwill Impairment	1,917	—	—	1,917	—
Impairments, Asset Write-Downs and Other	79	71	1,675	238	1,701
Restructuring and Transformation Charges	36	27	43	126	183
Gain from Disposition of U.S. Pressure Pumping and Pump-Down Perforating Assets	—	—	(96)	—	(96)
Warrant Fair Value Adjustment	(3)	(11)	(28)	(70)	(86)
Bond Tender and Call Premium	—	—	—	34	—
Currency Devaluation Charges	4	8	—	49	—
Other (Income) Expense, Net	25	6	7	46	(7)
Adjusted EBITDA	$210	$213	$71	$753	$419

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Assets:
Cash and Cash Equivalents	$602	$393	$415	$459	$613
Accounts Receivable, Net	1,130	1,155	1,167	1,100	1,103
Inventories, Net	1,025	1,097	1,143	1,225	1,234
Assets Held for Sale	265	618	489	369	359
Property, Plant and Equipment, Net	2,086	2,157	2,273	2,580	2,708
Goodwill and Intangibles, Net	926	2,824	2,837	2,968	2,940

Liabilities:
Accounts Payable	732	728	754	809	856
Liabilities Held for Sale	17	49	—	—	—
Short-term Borrowings and Current Portion of Long-term Debt	383	396	295	153	148
Long-term Debt	7,605	7,626	7,634	7,639	7,541

Shareholders’ Deficiency:
Total Shareholders’ Deficiency (a)	(3,666)	(1,508)	(1,312)	(898)	(571)

(a)
On January 1, 2018, we adopted the accounting standard related to taxes on intra-entity transfers of non-inventory assets on a modified retrospective basis and the impact from this adoption was to record the previously recorded prepaid taxes as an adjustment to retained earnings. In addition we also adopted the revenue recognition accounting standard and recorded the cumulative effect of the changes made to our consolidated balance sheet as an adjustment to retained earnings.

Weatherford International plc
Net Debt (a)
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 12/31/2018:
Net Debt at 9/30/2018 (a)			$(7,629)
Operating Loss			(1,959)
Depreciation and Amortization			137
Goodwill Impairment			1,917
Capital Expenditures for Property, Plant and Equipment (c)			(75)
Capital Expenditures for Assets Held for Sale (c)			(1)
Proceeds from Disposition of Businesses			220
Proceeds from Disposition of Assets (c)			36
Acquisition of Intangibles			(17)
Decrease in Working Capital (b)			84
Other Financing Activities			(12)
Income Taxes Paid			(12)
Interest Paid			(145)
Other			70
Net Debt at 12/31/2018 (a)			$(7,386)

Change in Net Debt for the Twelve Months Ended 12/31/2018:
Net Debt at 12/31/2017 (a)			$(7,076)
Operating Loss			(2,084)
Depreciation and Amortization			556
Goodwill Impairment			1,917
Capital Expenditures for Property, Plant and Equipment (c)			(186)
Capital Expenditures for Assets Held for Sale (c)			(31)
Proceeds from Disposition of Business and Investments			257
Proceeds from Disposition of Assets (c)			106
Acquisition of Intangibles			(28)
Other Financing Activities			(40)
Increase in Working Capital (b)			(74)
Accrued Litigation and Settlements			(25)
Income Taxes Paid			(99)
Interest Paid			(584)
Other			5
Net Debt at 12/31/2018 (a)			$(7,386)

Components of Net Debt (a)	12/31/2018	9/30/2018	12/31/2017
Cash	$602	$393	$613
Short-term Borrowings and Current Portion of Long-term Debt	(383)	(396)	(148)
Long-term Debt	(7,605)	(7,626)	(7,541)
Net Debt (a)	$(7,386)	$(7,629)	$(7,076)
(a) “Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
(b) Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
(c) The sum of capital expenditures and proceeds from disposition of assets is deducted from net cash generated by operating activities to arrive at “Free Cash Flow.”